Eastern Virginia Bankshares, Inc. Releases Fourth Quarter and Year to Date 2013 Results

TAPPAHANNOCK, Va., Feb. 24, 2014 /PRNewswire/ -- Eastern Virginia Bankshares, Inc. (NASDAQ: EVBS) (the "Company") reported today its results of operations for the three and twelve months ended December 31, 2013.

Net income available to common shareholders during the three months ended December 31, 2013 was $1.9 million, or $0.11 per diluted share, compared to net income of $554 thousand, or $0.09 per diluted share during the same period of 2012. For the three months ended December 31, 2013, the Company reported net income of $2.3 million, an increase of $1.3 million over the net income of $929 thousand reported for the same period of 2012. Net loss available to common shareholders during the twelve months ended December 31, 2013 was ($4.1) million, or ($0.45) per diluted share, compared to net income of $2.0 million, or $0.32 per diluted share during the same period of 2012. For the twelve months ended December 31, 2013, the Company reported a net loss of ($2.6) million, a decrease of $6.1 million over the net income of $3.5 million reported for the same period of 2012. The Company's results for the twelve months ended December 31, 2013 were significantly impacted by an extraordinary loss on the extinguishment of long-term Federal Home Loan Bank advances as discussed in greater detail below. While the prepayment of these advances negatively affected the Company's reported results for the period it significantly improved the Company's financial position and net interest margin on a going forward basis. For the three and twelve months ended December 31, 2013, the difference between net income (loss) and net income (loss) available to common shareholders is the effective dividend to the holders of the Company's Series A Preferred Stock.

Fourth Quarter Highlights:

  Net interest margin (tax equivalent basis) increased 54 basis points to 3.86% for the three months ended December 31, 2013, compared to 3.32% for the same period in 2012.
  Provision for loan losses decreased to $300 thousand for the three months ended December 31, 2013, compared to $875 thousand for the same period in 2012.
  Nonperforming assets increased $4.2 million to $11.8 million, or 1.80% of total loans and other real estate owned ("OREO") at December 31, 2013, up from 1.14% at the end of the prior quarter.  The increase in nonperforming assets was primarily the result of the Company taking aggressive action against two large commercial customers, both of which were previously adversely classified by the Company and being proactively monitored.  These actions, including placing the loans in nonaccrual status and charging off a portion of the outstanding balances, were taken as a result of the continued deteriorating financial condition of the borrowers late in the fourth quarter of 2013.  The measures taken are consistent with the Company's strategy to accelerate the resolution and disposition of adversely classified assets.  The Company currently has workout plans in place for both relationships and does not expect any additional material adverse actions or losses associated with them.

For the three months ended December 31, 2013, the following key points also were significant factors in the Company's reported results:

  Net charge-offs of $2.4 million to write off uncollectible balances on nonperforming assets;
  Increase in net interest income by $728 thousand from the same period in 2012, principally due to a $1.5 million decrease in interest expense;
  Gain on the sale of available for sale securities of $982 thousand resulting primarily from the sale of a portion of the Company's previously impaired agency preferred securities (FNMA & FHLMC);
  Impairment losses of $5 thousand related to valuation adjustments on OREO, compared to $47 thousand for the same period in 2012;
  Gains of $48 thousand on the sale of OREO, compared to losses of $122 thousand for the same period in 2012;
  Expenses related to FDIC insurance premiums of $357 thousand, compared to $568 thousand for the same period in 2012; and
  Expenses related to collection, repossession and OREO of $93 thousand, compared to $270 thousand for the same period in 2012.

Year to Date Highlights:

  Net interest margin (tax equivalent basis) increased 9 basis points to 3.46% for the twelve months ended December 31, 2013, compared to 3.37% for the same period in 2012.
  Provision for loan losses decreased to $1.9 million for the twelve months ended December 31, 2013, compared to $5.7 million for the same period in 2012.
  Nonperforming assets decreased $4.8 million to $11.8 million, or 1.80% of total loans and OREO at December 31, 2013, down from 2.41% at December 31, 2012.

For the twelve months ended December 31, 2013, the following key points also were significant factors in the Company's reported results:

  Extraordinary loss of $11.5 million on the extinguishment of $107.5 million in long-term Federal Home Loan Bank advances;
  Net charge-offs of $7.4 million to write off uncollectible balances on nonperforming assets;
  Increase in net interest income by $476 thousand from the same period in 2012, principally due to a $3.5 million decrease in interest expense;
  Gain on the sale of available for sale securities of $1.5 million resulting from the sale of a portion of the Company's previously impaired agency preferred securities (FNMA & FHLMC) as well as adjustments in the composition of the investment portfolio as part of the Company's overall asset/liability management strategy;
  Gain of $224 thousand on the sale of our former Bowling Green branch office;
  Impairment losses of $585 thousand related to valuation adjustments on OREO, compared to $1.7 million for the same period in 2012;
  Losses of $775 thousand on the sale of OREO, compared to $227 thousand for the same period in 2012;
  Expenses related to FDIC insurance premiums of $1.8 million, compared to $2.3 million for the same period in 2012; and
  Expenses related to collection, repossession and OREO of $540 thousand, compared to $1.1 million for the same period in 2012.

The return on average assets ("ROA") and return on average common shareholders' equity ("ROE"), on an annualized basis, for the three months ended December 31, 2013 were 0.73% and 8.60%, respectively compared to 0.21% and 2.94%, respectively for the three months ended December 31, 2012. For the twelve months ended December 31, 2013 ROA and ROE were (0.39%) and (4.98%), respectively compared to 0.18% and 2.66%, respectively for the same period in 2012.

In announcing these results, Joe A. Shearin, President and Chief Executive Officer commented, "I am very pleased to report not only a 143% increase in net income during the fourth quarter of 2013, as compared to the same period one year earlier, but our highest quarterly net income since the first quarter of 2008. The improvement in our overall financial position is the result of our continued focus on our strategic plan, including improving our asset quality and strengthening our balance sheet through the execution of previously disclosed strategic initiatives. The results of our decision to prepay our long-term Federal Home Loan Bank advances during the third quarter of 2013 aligned with expectations as our fourth quarter net interest margin increased by 65 basis points and 32 basis points when compared to the second and third quarter of 2013." Shearin further commented, "The announcement of these results culminates what has been a very successful and exciting year for us. As a Company, we successfully completed some significant goals we set for this year including the closing of a $45.0 million private placement with affiliates of Castle Creek Capital Partners and GCP Capital Partners and certain other institutional investors, the closing of a $5.0 million rights offering to existing shareholders, the continued improvement in our loan and asset quality metrics with year over year reductions in nonperforming and classified assets, the prepayment of our higher rate long-term Federal Home Loan Bank advances and the termination of our formal written agreement." Shearin concluded, "As we look to 2014, we plan to continue evaluating and implementing deliberate strategies to further strengthen our financial condition, and we will use our strategic and financial flexibility to focus on growth and opportunities to increase the value of our company."

Operations Analysis

Net interest income for the three months ended December 31, 2013 was $9.1 million, an increase of $728 thousand or 8.7% from the same period of 2012. This increase was due to a 54 basis point increase in the net interest margin (tax equivalent basis) from 3.32% (includes a tax equivalent adjustment of $13 thousand) in the fourth quarter of 2012 to 3.86% (includes a tax equivalent adjustment of $95 thousand) in the fourth quarter of 2013. The year over year decline in interest income was driven by declining loan balances due to weak loan demand in our market areas, charge-offs, and the natural amortization of the portfolio. The average investment securities balance increased $5.0 million to $273.1 million during the three months ended December 31, 2013 as compared to the same period in 2012, and the yield on investment securities increased 34 basis points from 2.27% to 2.61% for the fourth quarter of 2013. Average interest bearing deposits in other banks decreased approximately $30.1 million to $7.2 million during the three months ended December 31, 2013 as compared to the same period in 2012, while the yield on these assets increased 2 basis points from 0.26% for the fourth quarter of 2012 to 0.28% for the fourth quarter of 2013. This decrease in excess funds was due largely to the prepayment of $107.5 million in higher rate long-term borrowings during the third quarter of 2013 and the decrease in our average deposits from the fourth quarter of 2012 to the same period in 2013. As a result, the yield on our average interest-earning assets declined 2 basis points to 4.36% for the three months ended December 31, 2013 as compared to the same period in 2012. Average interest-earning assets were $942.0 million for the three months ended December 31, 2013, which was a decrease of $59.5 million or 5.9% from the same period in 2012. Total average loans were 70.2% of total average interest-earning assets for the three months ended December 31, 2013, compared to 69.5% for the three months ended December 31, 2012. The decline in interest income from the fourth quarter of 2012 to the fourth quarter of 2013 was offset by a lower cost of funding. The Company's lower cost of funding was driven by the prepayment of $107.5 million in higher rate long-term borrowings during August 2013, the maturity of a $10.0 million higher rate long-term borrowing during September 2013, the continuation of our deposit re-pricing strategy, reductions in the level of time deposits, and increased levels of interest-bearing checking and savings accounts with lower rates. As a result, for the three months ended December 31, 2013 the average cost of interest-bearing deposits decreased 16 basis points to 0.60% while the average cost of interest-bearing liabilities decreased 63 basis points to 0.62%, both as compared to the same period in 2012.

Net interest income for the twelve months ended December 31, 2013 was $34.0 million, an increase of $476 thousand or 1.4% from the $33.5 million for the same period of 2012. The net interest margin (tax equivalent basis) increased 9 basis points from 3.37% (includes a tax equivalent adjustment of $205 thousand) for the twelve months ended December 31, 2012 to 3.46% (includes a tax equivalent adjustment of $293 thousand) in the same period of 2013. The tax equivalent yield on our average interest-earning assets declined 26 basis points in the twelve months ended December 31, 2013 as compared to the same period of 2012, but was offset by a 38 basis point decrease in the cost of average interest-bearing liabilities over the same period. Average interest-earning assets were $991.3 million in the twelve months ended December 31, 2013, which was a decrease of approximately $7.6 million or 0.8% from the same period of 2012. Total average loans were 67.5% of total average interest-earning assets in the twelve months ended December 31, 2013, compared to 71.5% in the twelve months ended December 31, 2012. This decline was driven by the impact of declining loan balances due to the aforementioned items in the quarterly analysis above and our desire to deploy excess liquidity through the expansion of the investment portfolio.

Noninterest income for the three months ended December 31, 2013 was $2.6 million, an increase of $630 thousand or 32.7% over the same period of 2012. For the three months ended December 31, 2013, the Company realized net gains of $982 thousand on the sale of available for sale securities as compared to $377 thousand for the same period in 2012. These gains were primarily the result of the Company selling a portion of its previously impaired agency preferred securities (FNMA & FHLMC). The Company sold these securities to remove classified assets from the balance sheet and increase the Company's sources of taxable income. Service charges and fees on deposit accounts increased $79 thousand, or 9.1% in the fourth quarter of 2013, which was primarily attributable to an increase in service charge income on checking accounts. Debit/credit card fee income decreased $44 thousand, or 10.6% in the fourth quarter of 2013, which was primarily attributable to a decrease in debit card income.

Noninterest income for the twelve months ended December 31, 2013 was $7.7 million, a decrease of $2.2 million or 21.7% over the same period of 2012. Net gains on the sale of available for sale securities decreased $2.4 million to $1.5 million for the twelve months ended December 31, 2013, down from $3.9 million for the same period in 2012. In addition to the items described in the quarterly analysis above, during 2012 the Company began to strategically adjust the composition of its investment portfolio by reducing its holdings of tax-exempt securities in an effort to increase the Company's source of taxable income. To implement this strategy the Company sold tax-exempt securities issued by state and political subdivisions during 2012 and deployed the proceeds into taxable investment securities issued by state and political subdivisions as well as Agency mortgage-backed and Agency CMO securities. Many of the tax-exempt securities we sold were in an unrealized gain position at the time of sale due to the low interest rate environment during 2012, which was principally due to economic conditions and monetary policies of the Federal Reserve to further reduce interest rates. Other operating income increased $206 thousand, or 20.0% during 2013, which was driven by higher earnings from EVB Financial Services, Inc., increased earnings from bank owned life insurance due to our additional $10.0 million investment in the second quarter of 2013 and revenue from sales of insurance products through Bankers Insurance, LLC, and offset by increased write downs of investments in community and housing development funds. For the twelve months ended December 31, 2013, noninterest income includes a $224 thousand gain on the sale of our former Bowling Green branch office, which was not present during the same period of 2012. In addition to the aforementioned items, the twelve months ended December 31, 2012 included a $197 thousand gain on the sale of our credit card loan portfolio, which was not present during the same period of 2013.

Noninterest expense for the three months ended December 31, 2013 was $8.2 million, an increase of $50 thousand or 0.6% over noninterest expense of $8.1 million for the three months ended December 31, 2012. Salaries and employee benefits increased $297 thousand, or 7.2% in the fourth quarter of 2013 primarily due to annual merit pay increases, lower deferred compensation on loan originations and was partially offset by lower group term insurance costs. Other operating expenses increased $368 thousand, or 23.0% in the fourth quarter of 2013 due to an increase of $157 thousand or 124.3% in telephone and data circuit expenses and an increase of $215 thousand or 254.1% in consultant fees. FDIC insurance expense decreased $211 thousand, or 37.1% in the fourth quarter of 2013 and was driven by lower base assessment rates due to the improvement in EVB's overall composite rating in connection with the termination of the Written Agreement (defined below) in July 2013. Expenses related to collection, repossession and OREO decreased $177 thousand, or 65.6% in the fourth quarter of 2013 due to the decrease in the carrying balances of OREO and classified assets. For the fourth quarter of 2013, noninterest expense includes $5 thousand in impairment losses related to valuation adjustments on OREO compared to $47 thousand for the same period in 2012. In addition, noninterest expense for the fourth quarter of 2013 includes gains on the sale of OREO of $48 thousand compared to losses of $122 thousand for the same period in 2012.

Noninterest expense for the twelve months ended December 31, 2013 was $44.9 million, an increase of $11.6 million or 34.7% over noninterest expense of $33.3 million for the twelve months ended December 31, 2012. Noninterest expense was negatively impacted in the third quarter of 2013 by an $11.5 million prepayment penalty on the extinguishment of $107.5 million in long-term Federal Home Loan Bank advances. This prepayment penalty was the result of the Company successfully executing one of its previously disclosed strategic initiatives. This transaction immediately improved the Company's prospective financial position by increasing the Company's net interest margin and was a significant step towards optimizing the Company's balance sheet. The advances extinguished were fixed rate advances with a weighted average remaining maturity of 3.5 years and a current weighted average interest rate of 4.14%; $94.0 million of the prepaid FHLB advances were callable quarterly by the FHLB. Salaries and employee benefits increased $1.4 million, or 8.8% in the twelve months ended December 31, 2013 due to the items described in the quarterly analysis above. For the twelve months ended December 31, 2013, noninterest expense includes losses on the sale of OREO of $775 thousand compared to $227 thousand for the same period in 2012. This increase was due to the Company's strategic initiative to remove risk from its balance sheet by expediting the resolution and disposition of OREO during 2013. In addition, noninterest expense for the twelve months ended December 31, 2013 includes $585 thousand in impairment losses related to valuation adjustments on OREO compared to $1.7 million for the same period in 2012. FDIC insurance expense decreased $564 thousand, or 24.2% in the twelve months ended December 31, 2013 due to the items described in the quarterly analysis above. Expenses related to collection, repossession and OREO decreased $575 thousand, or 51.6% in the twelve months ended December 31, 2013 due to the items described in the quarterly analysis above.

Balance Sheet and Asset Quality

Total assets decreased $48.5 million or 4.5% between December 31, 2012 and December 31, 2013, and are down $6.0 million from September 30, 2013. Between December 31, 2012 and December 31, 2013, investment securities decreased $6.5 million or 2.3% to $270.4 million, but are up $974 thousand from September 30, 2013. Loans, net of unearned income decreased $27.5 million or 4.0% from December 31, 2012 to $657.2 million at December 31, 2013, and are down $5.4 million from $662.6 million as of September 30, 2013. Total deposits decreased $3.9 million or 0.5% from December 31, 2012 to $834.5 million at December 31, 2013, but are up $7.5 million from $827.0 million as of September 30, 2013. Total borrowings decreased $75.5 million or 57.7% from December 31, 2012 to $55.3 million at December 31, 2013, and are down $14.1 million from $69.4 million as of September 30, 2013. Total shareholders' equity increased $33.2 million or 33.3% from December 31, 2012 to $132.9 million at December 31, 2013, and is up $2.3 million from $130.6 million as of September 30, 2013. Average investment securities during 2013 were $282.1 million, an increase of $20.8 million or 7.9% compared to 2012. Average loans were $669.5 million during 2013, a decrease of $44.7 million or 6.3% compared to 2012. Average total deposits were $840.0 million during 2013, an increase of $8.8 million or 1.1% compared to 2012. Average borrowings were $104.0 million during 2013, a decrease of $27.7 million or 21.1% compared to 2012. Average shareholders' equity was $119.1 million during 2013, an increase of $21.6 million or 22.2% compared to 2012.

The asset quality measures depicted below continue to reflect the Company's efforts to prudently charge-off loans and maintain an appropriate allowance for potential future loan losses.

The following table depicts the net charge-off activity for the three and twelve months ended December 31, 2013 and 2012.

	Three months ended		Twelve months ended
(dollars in thousands)	December 31,		December 31,
	2013	2012	2013	2012
Net charge-offs	$ 2,427	$ 2,640	$ 7,421	$ 9,422
Net charge-offs to average loans	1.46%	1.51%	1.11%	1.32%

The following table depicts the level of the allowance for loan losses for the periods presented.

(dollars in thousands)	December 31,	December 31,
	2013	2012
Allowance for loan losses	$ 14,767	$ 20,338
Allowance for loan losses to period end loans	2.25%	2.97%
Allowance for loan losses to nonaccrual loans	134.03%	171.29%
Allowance for loan losses to nonperforming loans	134.03%	171.29%

The following table depicts the level of nonperforming assets for the periods presented.

(dollars in thousands)	December 31,	December 31,
	2013	2012
Nonaccrual loans	$ 11,018	$ 11,874
Loans past due 90 days and accruing interest	-	-
Total nonperforming loans	$ 11,018	$ 11,874
Other real estate owned ("OREO")	800	4,747
Total nonperforming assets	$ 11,818	$ 16,621

Nonperforming assets to total loans and OREO	1.80%	2.41%

The following tables present the change in the balances of OREO and nonaccrual loans for the twelve months ended December 31, 2013.

OREO:		Nonaccrual Loans:

(dollars in thousands)		(dollars in thousands)
Balance at December 31, 2012	$ 4,747	Balance at December 31, 2012	$ 11,874
Transfers from loans	1,921	Loans returned to accrual status	(6,294)
Capitalized costs	-	Net principal curtailments	(6,651)
Sales proceeds	(4,508)	Charge-offs	(2,349)
Impairment losses on valuation adjustments	(585)	Loan collateral moved to OREO	(1,921)
Loss on disposition	(775)	Loans placed on nonaccrual during period	16,359
Balance at December 31, 2013	$ 800	Balance at December 31, 2013	$ 11,018

In general, the modification or restructuring of a loan constitutes a troubled debt restructuring ("TDR") when we grant a concession to a borrower experiencing financial difficulty. The following table depicts the balances of TDRs for the periods presented.

	December 31,	December 31,
(dollars in thousands)	2013	2012

Performing TDRs	$ 16,026	$ 4,433
Nonperforming TDRs*	4,188	5,089
Total TDRs	$ 20,214	$ 9,522

* Included in nonaccrual loans.

Forward Looking Statements

Certain statements contained in this release that are not historical facts may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or Board of Directors, including those relating to products or services, the performance or disposition of portions of the Company's asset portfolio, future changes to EVB's (the "Bank") branch network, the payment of dividends, the ability to realize deferred tax assets; (iii) statements of future economic performance; (iv) statements regarding the impact of the written agreement, dated February 17, 2011 (the "Written Agreement"), among the Company, the Bank, the Federal Reserve Bank of Richmond (the "Reserve Bank") and the Virginia State Corporation Commission Bureau of Financial Institutions (the "Bureau"), the termination of the Written Agreement or the entry into a memorandum of understanding among the Company, the Bank, the Reserve Bank and the Bureau, dated September 5, 2013 (the "Memorandum of Understanding") on our financial condition, operations and capital strategies; (v) statements regarding the adequacy of the allowance for loan losses; (vi) statements regarding the effect of future sales of investment securities or foreclosed properties; (vii) statements regarding the Company's liquidity; (viii) statements of management's expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in the Company's markets; (ix) statements regarding future asset quality, including expected levels of charge-offs; (x) statements regarding potential changes to laws, regulations or administrative guidance; (xi) statements regarding business initiatives related to and the use of proceeds from the private placements (the "Private Placements") and the rights offering (the "Rights Offering"); and (xii) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  factors that adversely affect the business initiatives related to and the use of proceeds from the Rights Offering and the Private Placements, including, without limitation, changes in market conditions that adversely affect the Company's ability to dispose of or work out assets adversely classified by us on advantageous terms or at all;
  the Company's ability and efforts to assess, manage and improve its asset quality;
  the strength of the economy in the Company's target market area, as well as general economic, market, political, or business factors;
  changes in the quality or composition of the Company's loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in its markets, or in the repayment ability of individual borrowers or issuers;
  the effects of the Company's adjustments to the composition of its investment portfolio;
  the impact of government intervention in the banking business;
  an insufficient allowance for loan losses;
  the Company's ability to meet the capital requirements of its regulatory agencies;
  changes in laws, regulations and the policies of federal or state regulators and agencies, including rules that have been adopted to implement the Basel III capital framework and for calculating risk-weighted assets;
  adverse reactions in financial markets related to the budget deficit of the United States government;
  changes in the interest rates affecting the Company's deposits and loans;
  the loss of any of the Company's key employees;
  changes in the Company's competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and the Company's ability to compete effectively against other financial institutions in its banking markets;
  the Company's potential growth, including its entrance or expansion into new markets, the opportunities that may be presented to and pursued by it and the need for sufficient capital to support that growth;
  changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
  the Company's ability to maintain internal control over financial reporting;
  the Company's ability to raise capital as needed by its business;
  the Company's reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet its liquidity needs;
  the Memorandum of Understanding and the terms thereof;
  possible changes to the Company's Board of Directors, including in connection with the Private Placements and deferred dividends on the Company's Series A Preferred Stock; and
  other circumstances, many of which are beyond the Company's control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, actions or achievements of the Company will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf.

Selected Financial Information	Three months ended		Twelve months ended
(dollars in thousands, except per share data)	December 31,		December 31,
Statement of Operations	2013	2012	2013	2012
Interest and dividend income	$ 10,262	$ 11,012	$ 42,024	$ 45,071
Interest expense	1,179	2,657	8,045	11,568
Net interest income	9,083	8,355	33,979	33,503
Provision for loan losses	300	875	1,850	5,658
Net interest income after provision for loan losses	8,783	7,480	32,129	27,845

Service charges and fees on deposit accounts	944	865	3,286	3,239
Other operating income	259	269	1,237	1,031
Debit/credit card fees	370	414	1,469	1,557
Gain on sale of available for sale securities, net	982	377	1,507	3,875
Gain (loss) on sale of bank premises and equipment	-	-	249	(1)
Gain on sale of loans	-	-	-	197
Noninterest income	2,555	1,925	7,748	9,898

Salaries and employee benefits	4,443	4,146	17,156	15,770
Occupancy and equipment expenses	1,366	1,381	5,226	5,165
FDIC expense	357	568	1,765	2,329
Collection, repossession and other real estate owned	93	270	540	1,115
(Gain) loss on sale of other real estate owned	(48)	122	775	227
Impairment losses on other real estate owned	5	47	585	1,723
Loss on extinguishment of debt	-	-	11,453	-
Other operating expenses	1,969	1,601	7,401	7,017
Noninterest expenses	8,185	8,135	44,901	33,346

Income (loss) before income taxes	3,153	1,270	(5,024)	4,397
Income tax expense (benefit)	892	341	(2,392)	945
Net income (loss)	$ 2,261	$ 929	$ (2,632)	$ 3,452
Less: Effective dividend on preferred stock	376	375	1,504	1,500
Net income (loss) available to common shareholders	$ 1,885	$ 554	$ (4,136)	$ 1,952
Income (loss) per common share: basic	$ 0.16	$ 0.09	$ (0.45)	$ 0.32
diluted	$ 0.11	$ 0.09	$ (0.45)	$ 0.32
Selected Ratios
Return on average assets	0.73%	0.21%	-0.39%	0.18%
Return on average common shareholders' equity	8.60%	2.94%	-4.98%	2.66%
Net interest margin (tax equivalent basis)	3.86%	3.32%	3.46%	3.37%
Period End Balances
Loans, net of unearned income	$ 657,197	$ 684,668	$ 657,197	$ 684,668
Total assets	1,027,074	1,075,553	1,027,074	1,075,553
Total deposits	834,462	838,373	834,462	838,373
Total borrowings	55,259	130,752	55,259	130,752
Total shareholders' equity	132,949	99,711	132,949	99,711
Book value per common share	7.41	12.56	7.41	12.56
Average Balances
Loans, net of unearned income	$ 661,614	$ 696,060	$ 669,520	$ 714,254
Total earning assets	941,997	1,001,542	991,346	998,969
Total assets	1,026,874	1,071,312	1,069,866	1,068,028
Total deposits	828,743	831,928	840,016	831,239
Total borrowings	59,619	132,422	104,040	131,777
Total shareholders' equity	132,480	98,865	119,078	97,474
Asset Quality at Period End
Allowance for loan losses	$ 14,767	$ 20,338	$ 14,767	$ 20,338
Nonperforming assets	11,818	16,621	11,818	16,621
Net charge-offs	2,427	2,640	7,421	9,422
Net charge-offs to average loans	1.46%	1.51%	1.11%	1.32%
Allowance for loan losses to period end loans	2.25%	2.97%	2.25%	2.97%
Allowance for loan losses to nonaccrual loans	134.03%	171.29%	134.03%	171.29%
Nonperforming assets to total assets	1.15%	1.55%	1.15%	1.55%
Nonperforming assets to total loans and other real estate owned	1.80%	2.41%	1.80%	2.41%
Other Information
Number of shares outstanding - period end	11,862,367	6,069,551	11,862,367	6,069,551
Average shares outstanding - basic	11,841,671	6,069,551	9,204,847	6,050,969
Average shares outstanding - diluted	17,081,863	6,069,551	9,204,847	6,050,969

Average Balance Sheet and Net Interest Margin Analysis
(dollars in thousands)
	Three Months Ended December 31,
	2013			2012
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)
Assets:
Securities
Taxable	$ 237,411	$ 1,418	2.37%	$ 254,537	$ 1,382	2.16%
Restricted securities	5,729	71	4.92%	9,424	105	4.43%
Tax exempt (2)	29,985	310	4.10%	4,138	44	4.23%
Total securities	273,125	1,799	2.61%	268,099	1,531	2.27%
Interest bearing deposits in other banks	7,176	5	0.28%	37,229	24	0.26%
Federal funds sold	82	-	0.00%	154	-	0.00%
Loans, net of unearned income (3)	661,614	8,552	5.13%	696,060	9,470	5.41%
Total earning assets	941,997	10,356	4.36%	1,001,542	11,025	4.38%
Less allowance for loan losses	(16,861)			(22,054)
Total non-earning assets	101,738			91,824
Total assets	$ 1,026,874			$ 1,071,312

Liabilities & Shareholders' Equity:
Interest-bearing deposits
Checking	$ 256,152	$ 234	0.36%	$ 238,700	$ 262	0.44%
Savings	90,107	31	0.14%	87,227	49	0.22%
Money market savings	115,009	115	0.40%	117,887	131	0.44%
Large dollar certificates of deposit (4)	107,894	336	1.24%	129,850	454	1.39%
Other certificates of deposit	126,227	343	1.08%	137,100	462	1.34%
Total interest-bearing deposits	695,389	1,059	0.60%	710,764	1,358	0.76%
Federal funds purchased and repurchase
agreements	3,647	6	0.65%	4,612	9	0.78%
Short-term borrowings	45,662	25	0.22%	-	-	0.00%
Long-term borrowings	-	-	0.00%	117,500	1,200	4.06%
Trust preferred debt	10,310	89	3.42%	10,310	90	3.47%
Total interest-bearing liabilities	755,008	1,179	0.62%	843,186	2,657	1.25%
Noninterest-bearing liabilities
Demand deposits	133,354			121,164
Other liabilities	6,032			8,097
Total liabilities	894,394			972,447
Shareholders' equity	132,480			98,865
Total liabilities and shareholders' equity	$ 1,026,874			$ 1,071,312

Net interest income (2)		$ 9,177			$ 8,368

Interest rate spread (2)(5)			3.74%			3.13%
Interest expense as a percent of
average earning assets			0.50%			1.06%
Net interest margin (2)(6)			3.86%			3.32%

Notes:
(1) Yields are annualized and based on average daily balances.
(2) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%, with a
$95 adjustment for 2013 and a $13 adjustment in 2012.
(3) Nonaccrual loans have been included in the computations of average loan balances.
(4) Large dollar certificates of deposit are certificates issued in amounts of $100 or greater.
(5) Interest rate spread is the average yield on earning assets, calculated on a fully taxable basis, less the average rate incurred on interest-bearing liabilities.
(6) Net interest margin is the net interest income, calculated on a fully taxable basis, expressed as a percentage of average earning assets.

Contact: Adam Sothen
Chief Financial Officer
Voice: (804) 443-8404
Fax: (804) 445-1047